SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2003

SEROLOGICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26126	58-2142225

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employee Identification No.)

5655 Spalding Drive, Norcross, GA	30092

(Address of Principal Executive Offices)	(Zip Code)

(678) 728-2000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

On February 11, 2003, Serologicals Corporation (the “Company”) announced that it entered into an agreement to acquire Chemicon International, Inc. (“Chemicon”), a privately-owned company based in Temecula, California that supplies a variety of specialty reagents, antibodies and molecular research tools to the life science industry. Under the terms of the agreement, Serologicals will purchase Chemicon and certain affiliated companies for $95 million in cash, less Chemicon’s outstanding debt as of the closing date. Serologicals will finance the transaction using proceeds from a new $100 million five-year term loan. This term loan, combined with a new revolving credit facility, which is currently expected to be $25 million, will replace the Company’s existing $65 million facility. The transaction is expected to close on March 31, 2003, pending among other things, receipt of regulatory approvals and completion of the aforementioned financing. Serologicals has retained UBS Warburg LLC as its financial advisor for this transaction.

A copy of the press release issued on February 11, 2003 is attached as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements

Not applicable

(b) Proforma Financial Information

Not applicable

(c)  Exhibits.

     The following Exhibit is filed or furnished as part of this Report to the extent described in Items 5.

Exhibit No.	Description of Exhibits

99.1	Press Release dated February 11, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Serologicals Corporation (Registrant)

Date: February 11, 2003	By:	/s/ Harold W. Ingalls Harold W. Ingalls, Vice President/Chief Financial Officer